Exhibit 99.1

Prime Number Acquisition I Corp. Announces the Separate Trading of its Class A Common Stock Shares, Warrants, and Rights, Commencing July 6, 2022

New York, NY– June 30, 2022 – Prime Number Acquisition I Corp. (NASDAQ: PNACU) (the “Company”), a newly organized blank check company incorporated as a Delaware business company and led by Chief Executive Officer and Chairman Dongfeng Wang, today announced that commencing July 6, 2022, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company's Class A Common Stock shares, warrants, and rights included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A Common Stock shares, warrants and rights that are separated will trade on The Nasdaq Global Market (“NASDAQ”) under the symbols “PNAC,” “PNACW,” and “PNACR.” Those units not separated will continue to trade on NASDAQ under the symbol “PNACU.” Holders of units will need to have their brokers contact Vstock Transfer, LLC, the Company's transfer agent, in order to separate the units into Class A Common Stock shares, warrants and rights. The units began trading on NASDAQ under the ticker symbol “PNACU” on May 13, 2022. The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Prime Number Acquisition I Corp.

Prime Number Acquisition I Corp. is a newly organized blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The Company has not selected any business combination target and have not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target. The company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company is prohibited from undertaking initial business combination with any entity that conducts a majority of its business or is headquartered in China (including Hong Kong and Macau).

Forward-Looking Statements

This press release includes forward looking statements that involve risks and uncertainties. Forward looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the "Risk Factors" section of the Company's registration statement, as amended from time to time, and prospectus for the offering filed with the SEC. Such forward-looking statements include the successful consummation of the Company's initial public offering or exercise of the underwriters' over-allotment option. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact Information:

Prime Number Capital, LLC

Ms. Xiaoyan Jiang, Chairwoman

Email：xj@pncps.com

Phone: 516-582-9666